Exhibit 10.5

English Summary of Employee Share Incentive Plan No.2 of Burning Rock Biotech Limited

1.	Definition. Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise.

a.	“Company” means Burning Rock Biotech Limited, a company incorporated under the laws of the Cayman Islands.

b.	“Participant” means a person who, as an employee or officer of the Company or any of its subsidiaries, has been granted Subscribed Shares pursuant to the Plan.

c.	“Plan” means this Employee Share Incentive Plan No.2 of the Company adopted on June 25, 2020.

d.	“Subscribed Share” means ordinary shares of the Company to be issued to a Participant of the Plan.

2.	Purpose. The purpose of the Plan is to provide incentives to the management team and employees of the Company and its subsidiaries.

3.	Number of Shares. The maximum number of ordinary shares reserved for issuance under this Plan is 140,000.

4.	Eligibility. Persons eligible to participate in this Plan include the managers and above employees of the Company and its subsidiaries.

5.	Subscription Price. US$20.0229 per share.

6.	Maximum Subscription Amount. Up to RMB2,000,000 worth of Subscribed Shares per Participant, depending on each employee’s position and length of service with the Company.

7.

Vesting Schedule. The Subscribed Shares will vest in three years and are subject to certain vesting conditions. Subject to certain vesting conditions, 10%, 40% and 50% of the Subscribed Shares shall vest on the first, second and third anniversary of the date of grant, respectively.

8.

Plan Administration. The chief executive officer and chief financial officer of the Company have been authorized to administer the plan. The plan administrators may determine the grant date, number of Subscribed Shares to be granted, Participants of the Plan, vesting conditions and other terms and conditions of the Subscribed Shares.